Exhibit 99.1

PDL BioPharma to Exchange Approximately 80% of
Convertible Notes Due 2021 and 2024

INCLINE VILLAGE, Nev. (December 13, 2019) - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) today announced that it has entered into separate, privately negotiated exchange agreements pursuant to which it will exchange $119.3 million in aggregate principal amount of its outstanding 2.75% Convertible Senior Notes due in December 2021 (the “2021 Notes”) and in December 2024 (the “2024 Notes”) for (i) cash in an aggregate amount of $98.0 million, such cash amount to include $139,900 of accrued and unpaid interest on the exchanged notes up to, but excluding, the settlement dates, and (ii) an aggregate of 13.4 million shares of its common stock, par value $0.01 per share ("Common Stock").

“We believe that the exchange of these notes is an important first step in executing on the strategy announced earlier this week to monetize our assets and return value to our shareholders," said Dominique Monnet, president and CEO of PDL. "Reducing the aggregate $150 million of convertible notes outstanding by approximately 80% will enable us to operate with broader flexibility and on more favorable financial terms by significantly lessening the impact of provisions of the Convertible Note Indentures governing such activities. The privately negotiated exchanges were executed under the note and share repurchase program authorized by our board and announced last Monday.”

The 2021 Notes will be exchanged for an aggregate $39.9 million of cash and 3.5 million shares of Common Stock. The 2024 Notes will be exchanged for an aggregate $58.1 million of cash and 9.9 million shares of Common Stock. Upon consummation of the closing, approximately $19.2 million and $11.5 million aggregate principal amount of the 2021 Notes and 2024 Notes, respectively, will remain outstanding.

In connection with the exchange transactions, PDL and Royal Bank of Canada (the “Counterparty” or “RBC”) entered into an agreement to terminate a portion of the capped call agreements previously entered into for the 2021 Notes and 2024 Notes in notional amounts corresponding to the amounts of notes exchanged. The Company will receive cash proceeds from the Counterparty of $6.7 million as a result of the partial unwinding of the capped call agreements. The capped call transactions remain in effect for the 2021 Notes and 2024 Notes that remain outstanding.

In connection with the partial unwinding of the capped call agreements, the Company has entered into an agreement with RBC to purchase 3.2 million shares of PDL Common Stock previously acquired by RBC (and or its affiliates) to hedge the capped calls. The Common Stock was acquired by PDL at the closing price of PDL’s Common Stock on December 12, 2019.

The transactions are subject to customary closing conditions and are expected to close on or before Tuesday, December 17, 2019. The shares of Common Stock will be issued in reliance upon the exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

BofA Securities acted as financial advisor to PDL in connection with the transactions.

About PDL BioPharma, Inc.

Throughout its history, PDL's mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma.

As of December 2019, PDL has ceased to make additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to shareholders.

For more information please visit www.pdl.com.

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. The factors that could cause actual results to differ from what is described herein, include any failure of the exchanges to close due to failure of conditions to closing, financial market conditions or otherwise. The Company is subject to additional risks and uncertainties described in the Company’s annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis and expectations only as of the date of this press release. Except as required by law, the Company undertakes no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

PDL BioPharma, Inc.
Dominique Monnet, President & CEO
775-832-8500
Dominique.Monnet@pdl.com

LHA Investor Relations
Jody Cain, SVP
310-691-7100
jcain@lhai.com